EXHIBIT 10.4
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                  [LETTERHEAD OF SPECTRUM SCIENCES & SOFTWARE]

24  April  2003                         91  Hill  Avenue
                                        Ft.  Walton  Beach,  FL  32548
                                        (850)  796-0909  -  FAX  (850)  244-9560

Internal  Revenue  Service
125  W.  Romana  St,  Suite  300
Pensacola,  FL  32501

Attention:     Mr.  Gregory  Collier,  Revenue  Officer

Subject:     Notice  of  Levy,  Spectrum Sciences & Software, Inc, 21 April 2003

Dear  Mr.  Collier:

The purpose of this letter is to codify the telephone discussions this morning between yourself, Ms. Gontarek, and Mr. Genovese and to demonstrate the willingness of Spectrum employees and management to resolve the 3rd Quarter 2000 back tax issue that is the subject of the levy. In an effort to protect the viability of our company, Spectrum management and employees are prepared to make an immediate $25,000 cash infusion (from personal resources) into the company and to make that $25,000 immediately available as a payment to the Internal Revenue Service today. This initial payment will serve as the beginning of a payment plan to reduce our overall liabilities. We are prepared to hand carry a check to your office in Pensacola before the close of business today.

Secondly, we would propose the following payment schedule to satisfy the remainder of the back tax liability. Beginning on May 2003 and carrying on through August 2003, Spectrum proposes a payment to the IRS of $5000 per month to be made no later than the 10th of each month for a total of an additional $20,000. Starting in September 2003 and continuing until the finall debt is settled, Spectrum proposes a payment of $10,000 per month to be paid no later than the 10th of each month.

In consideration for this payment plan, Spectrum requests the IRS immediately notify First National Bank & Trust Co, Ft. Walton Beach, FL of our settlement actions and to immediately release the funds that they have been forced to freeze in our operating and payroll accounts by virtue of your 21 April 2003 notice. These funds are needed to cover outstanding payroll and supplier/vendor payments that had been issued prior to the IRS levy. We further request the IRS consider our request for reducing or eliminating the overall penalties and interest that have been assessed as this entire back tax issue was incurred during the administration of our previous CFO, Mr. Bob Schmidt who left the company about the time the payment was due.


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If  you  have  any  questions  concerning  this  request,  please  contact  the undersigned;  at  (850)  796-0909.


Respectfully,

/s/ William H. Ham

William  H.  Ham
Vice  President


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